SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              S&K FAMOUS BRANDS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

[LOGO]



                           S & K FAMOUS BRANDS, INC.
                                P.O. BOX 31800
                         RICHMOND, VIRGINIA 23294-1800

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 1999


To the Shareholders of
S & K Famous Brands, Inc.:


Notice is hereby given that the Annual Meeting of Shareholders of S & K Famous Brands, Inc. (the "Company") will be held at the Hyatt Richmond Hotel located at 6624 West Broad Street, Richmond, Virginia, at 10:00 a.m., E.D.T., on Wednesday, May 19, 1999, for the following purposes:


 1. To elect eight (8) directors to serve for the ensuing year.


 2. To approve the Company's 1999 Stock Incentive Plan (the "1999 Plan").


 3. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the current year.


 4. To transact such other business as may come before the meeting or any adjournments thereof.


The Board of Directors has fixed the close of business on April 7, 1999, as the record date for the determination of Shareholders entitled to notice and to vote at the meeting and any adjournments thereof.


                                        By Order of the Board of Directors,


                                        /s/ Robert E. Knowles

                                        Robert E. Knowles
                                        Secretary
April 9, 1999


      PLEASE FILL IN, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

S & K FAMOUS BRANDS, INC.
P.O. BOX 31800
RICHMOND, VIRGINIA 23294-1800


PROXY STATEMENT


ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 1999

     The enclosed proxy is solicited on behalf of the Board of Directors of S & K Famous Brands, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company, to be held May 19, 1999, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and related form of proxy are first being mailed to the Shareholders of the Company on or about April 9, 1999.

     The close of business on April 7, 1999, has been fixed by the Board of Directors as the record date for determination of Shareholders entitled to notice of and to vote at the meeting. As of the close of business on that date, there were 4,798,845 shares of Common Stock, par value $.50 per share, of the Company ("Common Stock") outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

     Proxies may be revoked at any time before exercise by written notice to the Company, by submitting a substitute proxy, or by attending the meeting and voting in person. Shares represented by proxies in the form enclosed, if properly executed and returned, will be voted as specified, but when no specification is made, the shares will be voted for the election of the nominees for director named herein and for each of the other proposals described herein.

     Except for the election of directors, action on a matter submitted to the shareholders will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. With respect to the election of directors, the eight nominees receiving the greatest number of votes cast for the election of directors will be elected. Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

     The cost of the solicitation of proxies will be borne by the Company. Solicitation will be primarily by mail. However, directors and officers of the Company may also solicit proxies by telephone, telegraph or personal interview but will receive no compensation therefor other than their regular salaries. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to the beneficial owners of such shares. The principal executive offices of the Company are located at 11100 West Broad Street, P. O. Box 31800, Richmond,Virginia 23294-1800.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company as of March 19, 1999. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.



                                      AMOUNT AND
       NAME AND ADDRESS OF             NATURE OF      PERCENT
         BENEFICIAL OWNER              OWNERSHIP      OF CLASS
--------------------------------- ------------------ ---------
Stuart C. Siegel                       1,501,369(1)      31.2
P. O. Box 31800
Richmond, VA 23294-1800

FMR Corp. and related persons            475,000(2)       9.9
Fidelity Low-Priced Stock Fund
82 Devonshire Street
Boston, MA 02109

T. Rowe Price Associates, Inc.           460,000(3)       9.6
T. Rowe Price Small
 Cap Value Fund Inc.
100 E. Pratt Street
Baltimore, MD 21202

Dimensional Fund Advisors, Inc.          390,700(4)       8.1
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

     (1) INCLUDES 172,192 SHARES HELD IN TRUST FOR THE BENEFIT OF SARA E. ROSE, DAVID A. ROSE AND HOWARD L. ROSE, THE CHILDREN OF MR. SIEGEL'S SISTER, JUDITH
R. BECKER. STUART C. SIEGEL IS TRUSTEE AND EXERCISES VOTING AND INVESTMENT POWER WITH RESPECT TO THESE SHARES.

     (2) FMR CORP., THROUGH ITS WHOLLY-OWNED SUBSIDIARY, FIDELITY MANAGEMENT & RESEARCH COMPANY ("FIDELITY"), HAS SOLE INVESTMENT POWER WITH RESPECT TO ALL OF THESE SHARES. FIDELITY'S BENEFICIAL OWNERSHIP OF THESE SHARES RESULTS FROM ITS ACTING AS INVESTMENT ADVISOR TO FIDELITY LOW-PRICED STOCK FUND, AN INVESTMENT COMPANY AND THE OWNER OF THE SHARES. EDWARD C. JOHNSON 3D, CHAIRMAN OF FMR CORP., AND ABIGAIL P. JOHNSON, A DIRECTOR OF FMR CORP., AND OTHER MEMBERS OF THE JOHNSON FAMILY MAY BE DEEMED, UNDER THE INVESTMENT COMPANY ACT OF 1940, TO FORM A CONTROLLING GROUP WITH RESPECT TO FMR CORP. THE INFORMATION PROVIDED IS AS OF FEBRUARY 28, 1999.
     (3) THESE SHARES ARE OWNED BY VARIOUS INDIVIDUAL AND INSTITUTIONAL INVESTORS, INCLUDING T. ROWE PRICE SMALL CAP VALUE FUND, INC. (WHICH HAS SOLE VOTING POWER WITH RESPECT TO 425,000 OF THESE SHARES), WHICH T. ROWE PRICE ASSOCIATES, INC. ("PRICE ASSOCIATES"), SERVES AS INVESTMENT ADVISOR. PRICE ASSOCIATES HAS SOLE INVESTMENT POWER WITH RESPECT TO ALL OF THESE SHARES AND SOLE VOTING POWER WITH RESPECT TO 35,000 OF THESE SHARES. FOR PURPOSES OF THE REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, PRICE ASSOCIATES IS DEEMED TO BE A BENEFICIAL OWNER OF THESE SHARES; HOWEVER, PRICE ASSOCIATES EXPRESSLY DISCLAIMS THAT IT IS, IN FACT, THE BENEFICIAL OWNER OF THESE SHARES. THE INFORMATION PROVIDED IS AS OF DECEMBER 31, 1998.
     (4) DIMENSIONAL FUND ADVISORS INC. ("DIMENSIONAL"), A REGISTERED INVESTMENT ADVISOR, IS DEEMED TO HAVE BENEFICIAL OWNERSHIP OF THESE SHARES WHICH ARE HELD BY CERTAIN INVESTMENT COMPANIES, TRUSTS AND OTHER INVESTMENT VEHICLES FOR WHICH DIMENSIONAL SERVES AS INVESTMENT ADVISOR OR MANAGER. DIMENSIONAL HAS SOLE INVESTMENT AND VOTING POWER WITH RESPECT TO ALL OF THESE SHARES. DIMENSIONAL DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SUCH SHARES. THE INFORMATION PROVIDED IS AS OF DECEMBER 31, 1998.


SECURITY OWNERSHIP OF MANAGEMENT

     The table below presents certain information as to the beneficial ownership of the Company's Common Stock by (i) each director and nominee, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers, directors and nominees as a group, as of March 19, 1999. Except as otherwise noted, each of the persons named below has sole voting and investment power with respect to the shares listed.


                             AMOUNT AND NATURE
         NAME OF               OF BENEFICIAL      PERCENT
     BENEFICIAL OWNER            OWNERSHIP        OF CLASS
-------------------------   ------------------   ---------
Stuart C. Siegel             1,501,369(1)        31.2
Robert L. Burrus, Jr.            1,000             *
Donald W. Colbert              277,300(2)         5.6
Selwyn S. Herson                   600             *
Andrew M. Lewis                  2,000             *
Steven A. Markel                 2,000             *
Troy A. Peery                    1,000             *
Marshall B. Wishnack             1,000             *
Robert J. Taphorn               83,219(3)         1.7
Robert E. Knowles              151,308(4)         3.1
Weldon J. Wirick, III           34,337(5)          *
All directors and
   executive officers as
   a group (11 persons)      2,055,133(6)        40.7

     *LESS THAN 1% OF CLASS

     (1) SEE NOTE 1 UNDER SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.
     (2) INCLUDES 112,200 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS.
     (3) INCLUDES 35,833 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS.
     (4) INCLUDES 3,500 SHARES OWNED JOINTLY BY MR. KNOWLES AND HIS WIFE AS TO WHICH MR. KNOWLES MAY BE DEEMED TO SHARE VOTING AND INVESTMENT POWER. ALSO INCLUDES 75,833 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS.
     (5) INCLUDES 5,667 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS.
     (6) INCLUDES 3,500 SHARES OWNED JOINTLY BY AN EXECUTIVE OFFICER AND HIS SPOUSE AS TO WHICH SUCH OFFICER MAY BE DEEMED TO SHARE VOTING AND INVESTMENT POWER. ALSO INCLUDES 229,533 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS.


                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS


GENERAL

     Eight directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. All of the eight nominees for election to the Board of Directors are presently serving as directors. Under the Company's Bylaws each of the present directors will hold office until his successor has been elected at the Annual Meeting of Shareholders.

     The persons named as proxies in the accompanying proxy intend to vote for the election of only the eight persons named below unless the proxy specifies otherwise. It is expected that each of these nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated) the proxies will vote the proxy for the remaining nominees and such other person as the Board of Directors may designate.

INFORMATION REGARDING NOMINEES

     The following table sets forth certain information regarding each nominee.




                                                        PRINCIPAL OCCUPATION                PRESENT POSITIONS
                                    DIRECTOR                 DURING THE                        AND OFFICES
         NOMINEE            AGE       SINCE                LAST FIVE YEARS                   WITH THE COMPANY
------------------------   -----   ----------   ------------------------------------   ---------------------------
Stuart C. Siegel            56       1970       Chairman of the Board of Directors     Chairman of the Board of
                                                and Chief Executive Officer of         Directors; Chief Executive
                                                the Company                            Officer; Director

Robert L. Burrus, Jr.       64       1979       Partner in law firm of McGuire,        Director; Chairman,
                                                Woods, Battle & Boothe LLP,            Compensation Committee
                                                Richmond, Virginia
Donald W. Colbert           49       1985       President and Chief Operating          President; Chief Operating
                                                Officer of the Company                 Officer; Director

Selwyn S. Herson            46       1992       President of consulting firm, The      Director; Member,
                                                Windsor Park Group, Woodland           Compensation Committee
                                                Hills, California

Andrew M. Lewis, Ph.D.      53       1983       Assistant Professor, Virginia          Director; Member,
                                                Commonwealth University, since         Compensation Committee
                                                December 1993

Steven A. Markel            50       1996       Vice Chairman of Markel                Director; Member, Audit
                                                Corporation, a specialty property      Committee
                                                and casualty insurer

Troy A. Peery, Jr.          52       1996       President and Chief Operating          Director; Member, Audit
                                                Officer of Heilig-Meyers               Committee
                                                Company, a specialty retailer of
                                                home furnishings, prior to
                                                February 1999

Marshall B. Wishnack        52       1992       Chairman and Chief Executive           Director; Chairman, Audit
                                                Officer of Wheat First Union           Committee
                                                ("Wheat"), an investment banking
                                                firm, since April 1996; President
                                                and Chief Executive Officer of
                                                Wheat prior to April 1996

     Robert L. Burrus, Jr. is also a director of CSX Corporation, Heilig-Meyers Company, Concepts Direct, Inc., O'Sullivan Corporation, and Smithfield Foods, Inc.

     Selwyn S. Herson is also a director of Safelite Glass Corp.

     Steven A. Markel is also a director of Markel Corporation.

     Troy A. Peery, Jr., is also a director of Open Plan Systems, Inc., and Mentor Mutual Funds.

     Marshall B. Wishnack is also a director of Land America Financial Group.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases certain premises at 6005 North Crestwood Avenue and the adjacent store at 5918 West Broad Street, Richmond, Virginia, totaling approximately 22,000 square feet, from Yetta Siegel-Flax pursuant to a lease which expires in 2002. The fiscal 1999 rent was $138,000. Yetta Siegel-Flax is the mother of Stuart C. Siegel. The Company operates the store at 5918 West Broad Street and has sublet the 6005 North Crestwood Avenue premises with fiscal 1999 income of $48,000.

     The Company leases its store at the Gayton Crossing Shopping Center, Richmond, Virginia, totaling approximately 4,500 square feet, from Stuart C. Siegel pursuant to a lease which expires in 2006. The fiscal 1999 rent paid to Mr. Siegel was $47,000.

     The Company believes that the rent and other terms provided in the above two leases are fair and reasonable to the Company as a tenant, are comparable to the rental terms for similar properties in the same general locations and are as favorable to the Company as if entered into with an unaffiliated party.


COMMITTEES OF THE BOARD OF DIRECTORS

     The committees of the Board of Directors of the Company consist of an Audit Committee and a Compensation Committee.

     Messrs. Wishnack, Markel and Peery are the members of the Audit Committee. The Audit Committee's principal responsibilities include recommending to the Board of Directors the firm of independent accountants to be retained by the Company; reviewing with the Company's independent accountants the scope and results of their audits; reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices; and reviewing the adequacy of the Company's accounting and financial controls. This Committee met twice during the fiscal year ended January 30, 1999.

     Messrs. Burrus, Lewis and Herson are the members of the Compensation Committee. The Compensation Committee has responsibility for recommending to the Board of Directors the compensation levels and benefits for directors and officers; administering the Company's stock option plan and stock purchase loan plan; reviewing the administration of the Company's savings/profit sharing plan; and advising the Board of Directors and management regarding general personnel policies. This Committee met four times during the fiscal year ended January 30, 1999.


ATTENDANCE

     The Board of Directors held five meetings during the fiscal year ended January 30, 1999. All directors attended 85 percent or more of the aggregate number of meetings of the Board and committees of the Board on which they served, except Mr. Wishnack who attended 71 percent of such meetings.


DIRECTORS' COMPENSATION

     Each director who is not an employee of the Company is paid a yearly retainer of $3,600 and a fee of $300 for each Board meeting and for each Board committee meeting attended.

     Each non-employee director also participates in the Company's Stock Deferral Plan for Outside Directors. Under this plan, at the end of every three-month period, each director is awarded shares of Company Stock with a market value of $1,000. Payment of the shares is deferred for income tax purposes into a trust until the director's retirement from the Board of Directors.

                            EXECUTIVE COMPENSATION

     The table below summarizes certain information relating to compensation during the three fiscal years ended January 30, 1999, of the five most highly compensated executive officers (currently Senior Vice President and above) of the Company.


                          SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                              -----------------------------------------
                                       ANNUAL COMPENSATION               AWARDS                PAYOUTS
                                      ---------------------   -----------------------------   ---------
                            FISCAL                             RESTRICTED      SECURITIES
        NAME AND             YEAR                                 STOCK        UNDERLYING        LTIP         ALL OTHER
       PRINCIPAL            ENDED       SALARY      BONUS       AWARD(S)      OPTIONS/SARS     PAYOUTS     COMPENSATION(1)
        POSITION           JANUARY       ($)         ($)           ($)             (#)           ($)             ($)
-----------------------   ---------   ---------   ---------   ------------   --------------   ---------   ----------------
Stuart C. Siegel            1999      499,000      195,200         0                  0          0            120,200
 Chairman of the Board      1998      498,400      352,500         0                  0          0            112,900
 and CEO                    1997      477,800      325,200         0                  0          0             80,000
Donald W. Colbert           1999      356,000      103,500         0             23,000          0             38,000
 President and COO          1998      349,300      182,200         0             24,000          0             49,800
                            1997      331,800      166,900         0                  0          0             32,800
Robert J. Taphorn           1999      224,400       63,500         0             10,500          0             12,800
 Executive VP               1998      220,100      108,200         0             11,000          0             15,000
                            1997      208,700      100,400         0                  0          0              6,900
Robert E. Knowles           1999      209,300       49,200         0             10,500          0             20,200
 Executive VP and           1998      205,700       87,000         0             11,000          0             25,000
 CFO, Secretary and         1997      195,500       79,600         0                  0          0             17,000
 Treasurer
Weldon J. Wirick, III       1999      123,600        6,900         0              4,000          0              3,700
 Senior VP                  1998      124,100       14,200         0              5,000          0              6,800
                            1997      121,000       19,700         0                  0          0              3,700

     (1) INCLUDES COMPANY CONTRIBUTIONS UNDER THE EMPLOYEES' SAVINGS/PROFIT SHARING PLAN, THE NET VALUE OF THE BENEFIT TO THE NAMED EXECUTIVES OF THE PORTION OF THE PREMIUMS PAID BY THE COMPANY UNDER THE SPLIT DOLLAR LIFE INSURANCE PLAN AND AMOUNTS OF INTEREST FORGIVEN UNDER THE STOCK PURCHASE LOAN PLAN. DURING THE FISCAL YEAR ENDED JANUARY 30, 1999, (I) COMPANY CONTRIBUTIONS ALLOCATED UNDER THE EMPLOYEES' SAVINGS/PROFIT SHARING PLAN TO MESSRS. SIEGEL, COLBERT, TAPHORN, KNOWLES AND WIRICK WERE $1,900 EACH; (II) THE DOLLAR VALUE OF THE BENEFIT OF PREMIUMS PAID BY THE COMPANY (USING AN EIGHT PERCENT INTEREST
RATE) UNDER THE SPLIT DOLLAR LIFE INSURANCE PLAN FOR MESSRS. SIEGEL, COLBERT, TAPHORN AND KNOWLES WERE $110,300, $27,700, $7,400 AND $14,600, RESPECTIVELY; AND (III) AMOUNTS OF INTEREST FORGIVEN UNDER THE STOCK PURCHASE LOAN PLAN FOR MESSRS. SIEGEL, COLBERT, TAPHORN, KNOWLES AND WIRICK WERE $8,000, $8,400, $3,500, $3,700 AND $1,800, RESPECTIVELY.

     The following table sets forth information with respect to options granted during the fiscal year ended January 30, 1999, for each of the executive officers for whom information is given in the Summary Compensation Table.


                   OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)



                                                                                                         POTENTIAL REALIZABLE
                                                                                                                VALUE
                                                                                                          AT ASSUMED ANNUAL
                                                                                                                 RATES
                                                                                                            OF STOCK PRICE
                                                                                                             APPRECIATION
                                          INDIVIDUAL GRANTS                                               FOR OPTION TERM(4)
------------------------------------------------------------------------------------------------------   --------------------
                                                         % OF TOTAL
                           NUMBER OF SECURITIES         OPTIONS/SARS         EXERCISE OR
                            UNDERLYING OPTIONS/     GRANTED TO EMPLOYEES     BASE PRICE     EXPIRATION
          NAME              SARS GRANTED(#)(2)         IN FISCAL YEAR         ($/SH)(3)        DATE        5%($)      10%($)
-----------------------   ----------------------   ----------------------   ------------   -----------   ---------   --------
Stuart C. Siegel                       0                    N/A                 N/A            N/A          N/A         N/A
Donald W. Colbert                 23,000                     32.9%            $ 11.94       9/4/2006      131,100    314,000
Robert J. Taphorn                 10,500                     15.0%            $ 11.94       9/4/2006       59,800    143,300
Robert E. Knowles                 10,500                     15.0%            $ 11.94       9/4/2006       59,800    143,300
Weldon J. Wirick, III              4,000                      5.7%            $ 11.94       9/4/2006       22,800    54,600

(1) NO STOCK APPRECIATION RIGHTS ("SARS") HAVE BEEN GRANTED TO ANY EMPLOYEE.


(2) THESE OPTIONS BECOME EXERCISABLE IN ONE-FIFTH INCREMENTS OVER A FIVE-YEAR PERIOD BEGINNING FROM THE DATE OF GRANT. THE COMPENSATION COMMITTEE MAY ACCELERATE THE EXERCISABILITY OF THE OPTIONS.


(3) THE EXERCISE PRICE OF EACH OPTION IS EQUAL TO THE FAIR MARKET VALUE PER SHARE OF THE COMPANY'S COMMON STOCK ON THE DATE OF GRANT.


(4) THE POTENTIAL REALIZABLE VALUES IN THE TABLE ASSUME THAT THE MARKET PRICE OF THE COMPANY'S COMMON STOCK APPRECIATES IN VALUE FROM THE DATE OF GRANT TO THE END OF THE OPTION TERM AT THE ANNUALIZED RATES PRESCRIBED BY THE SECURITIES AND EXCHANGE COMMISSION. THE ACTUAL VALUE, IF ANY, AN EXECUTIVE MAY REALIZE WILL DEPEND ON THE EXCESS, IF ANY, OF THE STOCK PRICE OVER THE EXERCISE PRICE ON THE DATE THE OPTION IS EXERCISED. THERE IS NO ASSURANCE THAT THE VALUE ACTUALLY REALIZED BY AN EXECUTIVE WILL BE AT OR NEAR THE VALUES INDICATED IN THE TABLE.

     The following table sets forth information with respect to options exercised during the fiscal year ended January 30, 1999, and the number and value of options held at the end of such fiscal year for each of the executive officers for whom information is given in the Summary Compensation Table.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                   VALUES(1)



                                                        NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                            OPTIONS/SARS              OPTIONS/SARS
                                                              AT FY-END               AT FY-END(2)
                              SHARES                             (#)                        ($)
                             ACQUIRED       VALUE     ------------------------   ---------------------
                           ON EXERCISE     REALIZED         EXERCISABLE/              EXERCISABLE/
                               (#)           ($)            UNEXERCISABLE            UNEXERCISABLE
                          -------------   ---------   ------------------------   ---------------------
Stuart C. Siegel                   0             0                    0/0                      0/0
Donald W. Colbert             34,000       337,936         104,200/39,000            136,700/6,500
Robert J. Taphorn                  0             0          32,166/17,834             38,100/3,000
Robert E. Knowles             10,000       106,250          72,166/17,834            132,000/3,000
Weldon J. Wirick, III         10,000        96,448           30,966/7,334             48,900/1,400

(1) NO SARS HAVE BEEN GRANTED TO OR EXERCISED BY ANY EMPLOYEE.

(2) DIFFERENCE BETWEEN FAIR MARKET VALUE AND EXERCISE PRICE AT FISCAL YEAR END.

STOCK PURCHASE LOAN PROGRAM

     In 1995, the Company adopted, with shareholder approval, the Stock Purchase Loan Plan under which the Compensation Committee may approve loans to officers and other key management employees of the Company for the purpose of acquiring shares of the Company's Common Stock. The plan is intended to attract and retain key employees and to provide incentives for management to achieve the Company's current and long-term strategic goals. Pursuant to the plan, the Compensation Committee authorized and the Company made an aggregate of $1.5 million in loans in 1995 to a total of 17 officers (the "1995 Loan Program"). An aggregate of 214,275 shares of Common Stock were purchased pursuant to the 1995 Loan Program. Pursuant to the plan, the Compensation Committee authorized and the Company made an aggregate of $1.5 million in loans in 1999 to a total of 16 officers (the "1999 Loan Program"). An aggregate of 175,812 shares of Common Stock were purchased pursuant to the 1999 Loan Program.

     Each outstanding loan has a term of seven years but becomes due and payable up to one year following a termination of the participant's employment. A loan may be prepaid without penalty at any time and is subject to mandatory repayments equal to a specified percentage of any net annual cash bonus paid to the participant. The loans bear interest, compounded annually, at a rate equal to the Applicable Federal Rate rounded upward to the nearest 0.25%. The interest rate, which is currently 5 3/4% for the 1995 Loan Program and 4 3/4% for the 1999 Loan Program, will be adjusted annually for changes in the Applicable Federal Rate. Each loan is secured by a pledge to the Company of the shares of Common Stock acquired with the loan proceeds. The shares are subject to additional restrictions on transfer which lapse as to one-third of the shares on each of the second, third and fifth anniversaries of the date of the loan. These restrictions do not apply to certain transfers such as those to family members for tax or estate planning purposes.

     The 1995 and 1999 Loan Programs allow participants to achieve forgiveness of all or a portion of the interest accruing on a loan during a fiscal year (a "Performance Period") based on the Company's achievement of the performance goals established by the Compensation Committee for such Performance Period. If a participant's employment is terminated due to death or disability or a termination by the Company without cause within two years following a change of control, all interest accrued during the then current Performance Period as well as all future interest will be forgiven. A participant who retires at or after normal retirement age will be entitled to a prorated amount of any interest forgiveness otherwise achieved for such Performance Period. Otherwise, a participant must still be employed by the Company at the end of a Performance Period to be eligible for forgiveness of any interest accrued during such Performance Period.

     The 1995 and 1999 Loan Programs also permit up to 25% of the principal amount of a participant's loan to be forgiven dependent upon the participant's continued employment with the Company and retention of the shares acquired with the loan proceeds. If the participant remains continuously employed by the Company through the seventh anniversary of the date of the loan, a portion of the loan principal will be forgiven equal to 25% of the original principal amount multiplied by the ratio which the number of shares retained on the seventh anniversary bears to the number of shares originally acquired. Certain types of transfers, such as those to family members for tax or estate planning purposes, will not cause a reduction in the amount of loan principal forgiven. If the participant's employment is terminated prior to the seventh anniversary of the loan due to death or disability or a termination by the Company without cause within two years following a change of control, the participant will be entitled to principal forgiveness on the terms described above. A participant who retires at or after normal retirement age will be entitled to a prorated amount of such principal forgiveness based on the portion of the seven year period during which the participant was employed. Otherwise, a participant must still be employed on the seventh anniversary of the loan to be eligible for any forgiveness of loan principal. The following table shows, for each participating executive officer, the aggregate number of shares of Common Stock acquired with the proceeds of loans under the plan and the aggregate amount of all loan principal and accrued interest outstanding as of March 19, 1999.

                             Number
                           Of Shares         Amount
          Name             Purchased     Outstanding($)
-----------------------   -----------   ---------------
Stuart C. Siegel           55,857       355,300
Donald W. Colbert         101,200       786,100
Robert J. Taphorn          47,386       362,200
Robert E. Knowles          47,386       369,200
Weldon J. Wirick, III      17,746       142,700

DEFERRED COMPENSATION AGREEMENTS

     The Company has deferred compensation agreements with each of Messrs. Siegel, Colbert, Knowles and Wirick. These agreements provide for specified payments if the executive has been employed by the Company for at least 10 years. Full benefits commence on the executive's normal retirement date (generally, age 65). If the executive terminates employment after his early retirement date (generally, age 55) but before his normal retirement date, the benefits are reduced by 5% per year for each year by which payment starts before his normal retirement date. The benefits are payable on a monthly basis for life and are guaranteed for 10 years if the executive dies. The guaranteed payments after death are payable to the executive's beneficiary. The annual amount of the normal retirement benefits payable under the agreements for Messrs. Colbert, Knowles and Wirick is $81,257, $41,953 and $24,289, respectively. Mr. Siegel's agreement provides for an annual benefit of $66,495 on the terms described above based on a normal retirement date of age 55. Mr. Siegel is also entitled to a supplemental annual benefit of $64,723, payable for 20 years commencing upon his termination of employment at or after reaching age 65. If Mr. Siegel terminates employment after age 60 but before age 65, the supplemental benefit is reduced by 5% per year for each year by which payment commences before age 65. No supplemental benefit is payable if Mr. Siegel terminates employment before age 60. In certain cases, the present value of the benefits under the foregoing agreements (calculated using an 8% discount rate) may be paid to the executive, or following the executive's death to his beneficiary, in a lump sum or other manner.


                          REPORT OF THE COMPENSATION
                                   COMMITTEE

     The Compensation Committee, which is composed of three non-management directors of the Company, sets executive compensation levels and establishes and administers short-term and long-term incentive programs. The Committee believes that the most effective executive compensation program provides incentives to achieve both current and longer-term strategic goals of the Company, with the ultimate objective of enhancing shareholder value. The Company's compensation package for its executive officers consists of base salary, annual performance based bonuses, stock option grants and the opportunity to acquire shares of Common Stock under the Company's Stock Purchase Loan Plan.

     Each year, the Committee reviews proposals submitted by the Chief Executive Officer with respect to senior executives' annual salary, performance goals and bonuses for the following year as well as achievements for the prior year, performance targets under the Stock Purchase Loan Plan, and stock option grants. In evaluating these proposals, the Committee considers (1) the individual executive officer's performance and level of contribution, including evaluations by the Chief Executive Officer with respect to other executive officers, (2) the Company's performance during the last fiscal year in relation to its financial goals, and (3) whether the proposals are consistent with the Committee's policies on executive compensation.

     The Committee considered the information previously provided by an outside compensation consultant in establishing compensation for the Company's executives in fiscal 1999. During fiscal 1999 as part of the Committee's continuing review process, the Committee engaged another nationally recognized compensation consultant to evaluate the Company's executive compensation practices. The Committee considered the consultant's recommendations about the Company's stock incentive program and some of those recommendations are reflected in the proposed 1999 Stock Incentive Plan submitted for shareholder approval. The Committee will consider other recommendations of the consultant in establishing compensation levels and programs for fiscal 2000 and later years.

     The Committee believes that a significant portion of an executive's total compensation should be subject to Company and individual performance criteria. Base salary amounts are generally set at the levels believed by the Committee to be necessary to attract and retain qualified individuals when considered along with the performance based components of the Company's compensation package. The Committee determined that executive officers' base salaries should be increased from two percent to approximately six percent in fiscal

1999 with a view to keeping total compensation competitive.

     The Company's annual bonus plan provides incentives to achieve current strategic goals of the Company and to maximize individual performance. At the beginning of each year, the Committee sets threshold, target and maximum bonus amounts for each executive officer. Consistent with the Company's compensation philosophy, these potential bonus amounts are set at a significant percentage of the executive officer's salary for such year, typically between 10% and 70%. The determination of the amount of the bonus, if any, to be paid is made after the end of the year by the Committee based on the degree to which the Company has achieved the performance goals established by the Committee, measured by earnings per share and return on equity for executive officers for fiscal 1999. For other officers, the officer's individual performance and level of contribution during the previous year are also considered. If the minimum, target or maximum goals are met, the executive officer may receive the threshold, target or maximum bonus amount respectively, depending on the Committee's evaluation of the executive's individual performance. Similarly, if the Company's actual performance for a year falls between any of these goals, the executive officer may receive a prorated portion of the next highest bonus amount. In some cases, the Committee may adjust the bonus percentages and performance targets during the fiscal year on a prospective basis. The Company's return on equity did not reach the threshold level and earnings per share for fiscal 1999 were between the minimum and target goals resulting in bonus payouts at the appropriate percentage.

     Grants of stock options to the Company's executive officers under the 1991 Stock Option Plan provide incentives to achieve the Company's long-term performance objectives. Because the value of stock options is entirely a function of the value of the Company's stock, the Committee believes that this component of the Company's compensation package aligns the interests of executive officers with those of the Company's shareholders. For fiscal 1999, the Committee determined whether a grant would be made to an executive officer, and if so in what amount, based on the Committee's subjective evaluation of the executive officer's potential contribution to the Company's future success, the level of incentive already provided by the number and terms of the executive officer's existing stock option holdings and the market price of the Company's Common Stock. The grants to named executive officers for fiscal 1999 are shown on the Option/SAR Grants in Last Fiscal Year table that precedes this report.

     Under the Stock Purchase Loan Plan, an aggregate of $1.5 million in loans were made by the Company in 1995 to the executive officers and other key management employees to acquire an aggregate of 214,275 shares (the "1995 loan program"). During 1999, the Committee approved an additional $1.5 million in loans that executive officers and other key management employees used to acquire an aggregate of 175,812 shares (the "1999 loan program"). The 1995 and 1999 loan programs allow participants to achieve forgiveness of all or a portion of the interest on the loans based upon the Company's achievement of performance goals established by the Committee. For the 1995 loan program, minimum, target and maximum goals were established which could result in forgiveness of 25%, 50% or 100%, respectively, of the loan interest accruing during fiscal 1999, with the amount being forgiven prorated for performance that fell between any of the goals. The performance criterion and the targets for fiscal 1999 were the same as those established for purposes of the Company's annual bonus plan. The Company's performance was between the minimum and target goals and the appropriate amount of the loan interest accruing in fiscal 1999 was forgiven. The 1995 loan program and the 1999 loan program also permit up to 25% of the principal amount of a participant's loan to be forgiven dependent upon the participant's continued employment with the Company and based on the amount of stock acquired under the program which the participant has retained. A more detailed description of the 1995 loan program and the 1999 loan program appear elsewhere in the Proxy Statement. The Committee believes that the plan, by encouraging management's acquisition and retention of the Company's Common Stock and by tying interest forgiveness to Company performance, provides incentives for management to achieve both the Company's long-term performance objectives and its current strategic goals.

     The Committee determined the compensation for Mr. Siegel, the Company's Chairman and Chief Executive Officer, for fiscal 1999 in a manner consistent with its policies and procedures. The Committee considered that Mr. Siegel had set a strategic direction for the Company that emphasizes shareholder value. The Committee reviewed the Company's improved performance compared to the prior year. The Committee determined that Mr. Siegel's base salary for fiscal 1999 should be increased by two percent. The Committee historically has not granted stock options to Mr. Siegel because of his existing stock ownership in the Company. Therefore, the Committee generally sets Mr. Siegel's bonus amounts at a greater percentage of base salary than those set for other executives. The threshold, target and maximum potential bonus amounts for Mr. Siegel were set at 24%, 48% and 72%, respectively, for fiscal 1999. The Company performed between its minimum and target goals for fiscal 1999 so that a proportionate bonus was paid to Mr. Siegel under the annual bonus program.

     Under the 1995 loan program, Mr. Siegel borrowed an amount that he used to purchase shares representing approximately 85% of his annual base salary for the year of the purchase. Due to the level of Mr. Siegel's existing stock ownership in the Company and to allow additional amounts to be available for other officers, Mr. Siegel did not borrow under the 1999 loan program. The performance targets and potential forgiveness percentages for Mr. Siegel under the 1995 loan program for fiscal 1999 were the same as for other executive officers. The proportionate amount of the fiscal 1999 interest on Mr. Siegel's loan was forgiven under the 1995 loan program.

     Mr. Siegel also participates in the Company's deferred compensation program. The Committee has determined that the total Company-provided retirement benefits for Mr. Siegel are projected to be at the median level for chief executive officers based on earlier survey data from a broad range of companies. A more detailed description of these retirement benefits appears elsewhere in the Proxy Statement.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 individual limit on the amount of compensation that will be deductible by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company's legal counsel, has reviewed the impact of Section 162(m) on the Company and believed it was unlikely that the compensation paid to any executive officer during fiscal 1999 would exceed the limit. The proposed 1999 Stock Incentive Plan, as described elsewhere in the Proxy Statement, is designed to comply with Section 162(m). The Committee will continue to monitor the impact of the Section 162(m) limit and to assess alternatives for avoiding loss of tax deductions in future years to the extent that the alternatives would be consistent with the Committee's compensation philosophy and in the best interests of the Company.

COMPENSATION COMMITTEE
Robert L. Burrus, Jr., Chairman
Selwyn S. Herson
Andrew M. Lewis


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Burrus, a member of the Compensation Committee, is a partner in the law firm of McGuire, Woods, Battle & Boothe LLP, which has served as counsel to the Company on a regular basis since 1979.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of companies in the Nasdaq Market Value Index for U. S. companies and the Nasdaq Retail Trade Index for the period of five years commenced on January 29, 1994, and ended on January 30, 1999.

                                    [GRAPH]

Year Ended          1/29/94   1/28/95   1/27/96   1/25/97    1/31/98  1/30/99
----------          -------   -------   -------   -------    -------  -------
S&K                  100.0      55.8      44.2      76.9       98.0     76.9
Nasdaq Market        100.0      94.5     132.2     174.1      205.1    320.1
Nasdaq Retail        100.0      88.2      99.7     122.6      143.0    174.8



     Media General Financial Services supplied the data for the Company and the Nasdaq Market Value Index. Center for Research in Security Prices (CRSP) supplied the data for the Nasdaq Retail Trade Index.

                                PROPOSAL NO. 2
                     APPROVAL OF 1999 STOCK INCENTIVE PLAN

INTRODUCTION

     The Board of Directors of the Company has adopted, and recommends that the shareholders approve, the Company's 1999 Stock Incentive Plan (the "1999 Plan"). The 1999 Plan is intended to further the long-term stability and financial success of the Company by attracting and retaining key employees of the Company through the use of cash and stock incentives. Incentive awards under the 1999 Plan may be in the form of stock options, performance awards, performance stock or restricted stock.

     The 1999 Plan will become effective May 1, 1999, subject to shareholder approval. Unless sooner terminated by the Board of Directors, the 1999 Plan will terminate on April 30, 2009. No incentive awards may be made under the 1999 Plan after its termination. Upon shareholder approval of the 1999 Plan, no further options will be awarded under the Company's 1991 Stock Option Plan (the "1991 Plan").

     The principal features of the 1999 Plan are summarized below. The summary is qualified by reference to the complete text of the 1999 Plan, which is attached to this Proxy Statement as Exhibit A.


ADMINISTRATION OF THE PLAN; ELIGIBILITY

     The 1999 Plan will be administered by a Committee comprised of at least three non-employee directors of the Company. The Committee has the power and complete discretion to select eligible employees to receive incentive awards and to determine the type of award and its terms and conditions. All present and future employees of the Company whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company are eligible to receive incentive awards under the 1999 Plan. The Company estimates that it has approximately 280 such employees (5 of whom are executive officers).


AMOUNT OF STOCK AVAILABLE FOR INCENTIVE AWARDS

     The 1999 Plan reserves 300,000 of the Company's Common Shares for issuance pursuant to incentive awards made under the 1999 Plan. In addition, shares reserved under the 1991 Plan that have not been issued and are not covered by an outstanding award (100,598 shares) and shares subject to outstanding options under the 1991 Plan that expire or otherwise terminate unexercised after May 1, 1999, may be subjected to an incentive award and issued under the 1999 Plan. Shares allocable to options granted under the 1999 Plan that expire or otherwise terminate unexercised may again be subjected to an incentive award under the 1999 Plan. For purposes of determining the number of shares that are available for incentive awards under the 1999 Plan, such number will include the number of shares surrendered by an employee to the Company in payment for shares upon exercise of an option or in payment of federal and state income tax withholding liabilities with respect to an incentive award. No more than 100,000 Common Shares may be allocated to the incentive awards granted to any one participant in any one year. Adjustments will be made in the number and kind of shares issuable under the 1999 Plan in the event of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation or other change in the Company's capital stock. The Common Shares are traded on the Nasdaq Stock Market. On March 22, 1999, the closing sale price was $9.00.


STOCK OPTIONS

     Options to purchase Common Shares granted to employees under the 1999 Plan may be "incentive stock options" or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Section 422 of the Internal Revenue Code (the "Code"), while nonstatutory stock options do not. The exercise price of an option will be at least 100% of the fair market value of the Common Shares on the date that the option is granted by the Committee. The Committee may, in its discretion, provide in an option agreement that an eligible employee who exercises an option by delivering already owned Common Shares will be granted a new option equal in amount to the number of shares delivered to exercise the option. In such cases, the new option will expire on the same date as provided in the underlying option, will have an exercise price equal to 100% of the fair market value of the Common Shares on the date the new option is granted and will be subject to the same restrictions on exercisability imposed on the underlying option unless the Committee specifies different limitations.

     Options may only be exercised at such times as may be specified by the Committee, provided, however, that an incentive stock option may not be exercised after the first to occur of (i) ten years from the date on which the incentive stock option was granted, (ii) three months following the optionee's retirement or termination of employment with the Company for reasons other than death or disability, or (iii) one year from the optionee's termination of employment on account of death or disability. The value of incentive stock options, based on the exercise price, that can be exercisable for the first time by an individual employee in any calendar year under the 1999 Plan or any other similar plan maintained by the Company is limited to $100,000.

     If the terms of the option or the Committee so provide, an optionee exercising an option may pay the purchase price in cash, by delivering or causing to be withheld from the option shares, Common Shares; by delivering a promissory note; or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price.


PERFORMANCE AWARDS

     Performance awards are subject to the achievement of pre-established performance goals and will be administered to comply with the requirements of
Section 162(m). Performance goals will relate to objective and quantifiable performance criteria consisting of one or more of the following measures of Company performance: asset growth; net worth; debt to equity ratio; earnings per share (before or after income taxes and other adjustments); revenues; operating income; operations cash flow; net income, before or after taxes; and return on total capital, equity, revenue or assets. The Committee will set target and maximum amounts payable under each performance award. The employee receives the appropriate payments at the end of the performance period if the performance goals (and other terms and conditions of the award) are met. Payments under a performance award will be made in cash, Common Shares or both. An employee receiving a performance award payable in Common Shares will have no rights as a shareholder until the shares are issued under the terms of the award. The aggregate maximum cash amount payable under the 1999 Plan to any employee in any year cannot exceed $2,000,000. The Committee must make performance awards prior to the 90th day of the period for which the performance award relates or the completion of 25% of such period.

PERFORMANCE STOCK AWARDS

     The Committee may grant performance stock awards entitling an employee to receive Common Shares upon achievement of performance objectives established by the Committee. An employee receiving a performance stock award will have no rights as a shareholder until the Committee has certified that the performance objectives have been met and the Common Shares are issued. The Committee may at any time, in its discretion, remove or revise any or all performance objectives for an award of performance stock.


RESTRICTED STOCK AWARDS

     Upon receipt of an award of restricted stock, the employee will have all of the rights of a shareholder with respect to such stock, including the right to vote and to receive dividends, except that the employee will not be able to sell or transfer the restricted stock until the restrictions stated in the award agreement have lapsed or been removed under the terms of the 1999 Plan. The restricted stock is forfeited if the restrictions have not lapsed or been removed by the time specified in or determined under the award. The Committee will establish as to each award of restricted stock the terms and conditions (which may include the achievement of performance goals) upon which such restrictions will lapse. The Committee may at any time, in its discretion, accelerate the time at which any or all of the restrictions will lapse or remove any or all such restrictions, except with respect to performance goals if the award is intended to comply with Section 162(m).


CHANGE OF CONTROL

     The Committee may, in its discretion, provide that stock options will become fully exercisable and the restrictions on restricted stock will lapse upon a change of control, notwithstanding other conditions contained in the award. For purposes of the 1999 Plan, a "change of control" occurs (i) when a person (or group of persons acting in concert) acquires 20% or more of the Common Shares, (ii) when there is a change in the composition of a majority of the Board of Directors when compared with those who are currently serving and any new members whose nomination or election is approved by a majority of the current Board or (iii) upon consummation of a reorganization, merger or consolidation or other transaction which results in the shareholders of the Company prior to such transaction owning less than 50% of the corporation resulting from the transaction. Exceptions are made to the first change of control definition when (i) the acquiror obtains its shares directly from the Company, (ii) the acquiror is the Company, a Company subsidiary or a Company employee benefit plan or (iii) the acquiror is a corporation and immediately after such acquisition the persons who were formerly the shareholders of the Company own more than 50% of the acquiring corporation in substantially the same proportion as they previously held shares in the Company.


TRANSFERABILITY OF AWARDS

     Incentive awards, except incentive stock options, will be transferable to the extent specifically provided in the incentive award. Incentive stock options will not be transferable except by will or by the laws of descent and distribution.


MODIFICATION OF PLAN AND AWARDS

     The Company's Board of Directors can amend or terminate the 1999 Plan, except that only shareholders can approve amendments that would (i) increase the number of shares of Company Stock that are reserved and available for issuance under the 1999 Plan; (ii) materially change or impact which employees are eligible to participate in the 1999 Plan; or (iii) materially change the benefits that eligible employees may receive under the 1999 Plan. However, the Company's Board of Directors can amend the 1999 Plan as necessary and without shareholder approval to ensure that the 1999 Plan continues to comply with
Section 162(m) of the Code and Rule 16b-3 under the Securities Exchange Act of 1934. In addition, the Committee may amend the terms of any incentive award or the 1999 Plan to the extent necessary to preserve "pooling of interest" accounting if the Company is involved in any prospective merger or similar transaction that the Company intends to treat as a "pooling of interest" for financial reporting purposes.

     The Committee has the power to amend the terms of outstanding incentive awards so long as the terms as amended are consistent with the terms of the 1999 Plan and provided that the consent of the employee is obtained with respect to any amendment that would be detrimental to the employee, except that such consent is not required if the amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code.

FEDERAL INCOME TAX CONSEQUENCES

     A participant generally will not incur federal income tax when he is granted an incentive award.

     Upon receipt of performance stock, lapse of restrictions on restricted stock, or payment under a performance award, a participant will recognize ordinary income equal to the fair market value of the Common Shares on that date or the amount of cash received. Upon exercise of a nonstatutory stock option, a participant generally will recognize ordinary income equal to the difference between the fair market value of the Common Shares on the date of the exercise and the option price. The Committee has authority under the 1999 Plan to include provisions allowing an employee to elect to deliver already owned Common Shares or have a portion of the Common Shares subject to the incentive award withheld to cover his tax liabilities. When a participant exercises an incentive stock option, he generally will not recognize income, unless he disposes of the Common Shares within certain time periods. The exercise of an incentive stock option may result in a preference item that is subject to the alternative minimum tax.

     The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary income in connection therewith as described above. In some cases, such as the exercise of a nonstatutory option, the Company's deduction is contingent upon the Company meeting withholding tax requirements. Generally no deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Shares received upon exercise in violation of certain holding period requirements. Moreover, there can be circumstances where the Company may not be entitled to a deduction for certain transfers of Common Shares or cash payments to a participant upon the exercise of an incentive award that has been accelerated as a result of a "change of control".

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE S&K FAMOUS BRANDS, INC. 1999 STOCK INCENTIVE PLAN.


                                PROPOSAL NO. 3

                   RATIFICATION OF SELECTION OF ACCOUNTANTS

     PricewaterhouseCoopers LLP, Virginia Beach, Virginia, has been selected by the Board of Directors as independent accountants of the Company for the current year, subject to ratification by the Shareholders. If the Shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Board of Directors will reconsider its selection of independent accountants for the current year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE CURRENT YEAR.


                                 OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting; however, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgments on such matters.


                           SHAREHOLDER PROPOSALS FOR
                                 2000 MEETING

     Proposals of Shareholders intended to be included in the Proxy Statement for the 2000 annual meeting must be received by the Company at its principal executive offices no later than December 11, 1999. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

     With respect to shareholder proposals not included in the Company's Proxy Statement for the 2000 annual meeting, the persons named in the Board of Directors' proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, including with respect to proposals received by the Company after February 24, 2000.

By Order of the Board of Directors,


/s/ Robert E. Knowles

Robert E. Knowles
Secretary




April 9, 1999

EXHIBIT A


                            S&K FAMOUS BRANDS, INC.
                           1999 STOCK INCENTIVE PLAN

     1. PURPOSE. The purpose of this S&K Famous Brands, Inc. 1999 Stock Incentive Plan is to further the long term stability and financial success of S&K Famous Brands, Inc. by attracting and retaining key employees through the use of cash and stock incentives. It is believed that ownership of Company Stock and the use of cash incentives will stimulate the efforts of those employees upon whose judgment and interests the Employers are and will be largely dependent for the successful conduct of its business. It is also believed that Incentive Awards granted to such employees under this Plan will strengthen their desire to remain employed with the Employers and will further the identification of those employees' interests with those of the S&K Famous Brands, Inc. shareholders. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3.

 2. DEFINITIONS. As used in the Plan, the following terms have the meanings indicated:

   (a) "Act" means the Securities Exchange Act of 1934, as amended.

   (b) "Affiliate" means another corporation in which the Company owns stock possessing at least 50 percent of the combined voting power of all classes of stock.

   (c) "Applicable Withholding Taxes" means the aggregate amount of federal, state and local income and payroll taxes that is the minimum amount that an Employer is required to withhold in connection with any Performance Award, any lapse of restrictions on Restricted Stock, any grant of Performance Stock, or any exercise of a Nonstatutory Stock Option.

   (d) "Board" means the Board of Directors of S&K Famous Brands, Inc.

   (e) "Change of Control" means the occurrence of any of the following events:

      (i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

      (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act); or

      (iii) Consummation of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.

   (f) "Code" means the Internal Revenue Code of 1986, as amended.

   (g) "Committee" means the Compensation Committee of the Board, provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the committee (but not less than two members) shall be constituted as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

     (h) "Company" means S&K Famous Brands, Inc.

   (i) "Company Stock" means common stock, $0.50 par value, of the Company. In the event of a change in the capital structure of the Company (as provided in Section 14), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

   (j) "Date of Grant" means the date on which an Incentive Award is granted by the Committee.

   (k) "Disability" or "Disabled" means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Incentive Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive.

   (l) "Employer" means the Company, and each Affiliate that employs one or more Participants.

   (m) "Fair Market Value" means, as of the last day preceding the Date of Grant on which Company Stock is traded, the closing trading price of a share of Company Stock, as reported in The Wall Street Journal.

   (n) "Incentive Award" means, collectively, an award of Restricted Stock, Performance Stock, or an Option under the Plan.

   (o) "Incentive Stock Option" means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

   (p) "Mature Shares" means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

   (q) "Nonstatutory Stock Option" means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

   (r) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

   (s) "Participant" means any employee of the Company or an Affiliate who receives an Incentive Award under the Plan.

   (t) "Performance Award" means an Incentive Award made pursuant to Section
     8.

   (u) "Performance Criteria" means any of the following areas of performance of the Company, or any Affiliate: asset growth; combined net worth; debt to equity ratio; earnings per share (before or after income taxes and other adjustments); revenues; operating income; operating cash flow; net income, before or after taxes; or return on total capital, equity, revenue or assets.

   (v) "Performance Goal" means an objectively determinable performance goal established by the Committee with respect to a given Performance Award or grant of Restricted Stock that relates to one or more Performance Criteria.

   (w) "Performance Stock" means Company Stock awarded when performance goals are achieved pursuant to an award as provided in Section 10.

   (x) "Reload Feature" means a feature of an Option described in a Participant's stock option agreement that requires the Committee to grant a Reload Option in accordance with the provisions described in Section 6(d).

   (y) "Reload Option" means an Option granted to a Participant equal to the number of shares of already owned Company Stock delivered by the Participant to exercise an Option described in Section 6(d).

   (z) "Restricted Stock" means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 8.

   (aa) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

     3. GENERAL. The following types of Incentive Awards may be granted under the Plan: Incentive Stock Options, Nonstatutory Stock Options, Performance Awards, Restricted Stock, or Performance Stock.

     4. STOCK. Subject to Section 14 of the Plan, there shall be reserved for issuance under the Plan an aggregate of Three Hundred Thousand (300,000) shares of Company Stock, which shall be authorized, but unissued shares. In addition, One Hundred Thousand Five Hundred Ninety Eight (100,598) shares that have not been issued and any shares allocable to options or portions thereof that expire or otherwise terminate unexercised after the effective date of the Plan under the S&K Famous Brands, Inc. 1991 Stock Option Plan may be subjected to an Incentive Award under this Plan. Shares allocable to Options or portions thereof granted under the Plan that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. For purposes of determining the number of shares that are available for Incentive Awards under the Plan, such number shall include the number of shares surrendered by a Participant to the Company in payment for shares upon exercise of an Option or in payment of federal and state income tax withholding liabilities with respect to an Incentive Award. No more than one hundred thousand (100,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Award, that are granted to any Participant during any single taxable year of the Company.

 5. ELIGIBILITY.

   (a) All present and future employees of the Company or an Affiliate
     (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company or an Affiliate shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 15, to select eligible employees to receive Incentive Awards and to determine for each employee the nature of the award and the terms and conditions of each Incentive Award.

   (b) The grant of an Incentive Award shall not obligate an Employer to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

 6. STOCK OPTIONS.

   (a) The Committee may make grants of Options to Participants. Whenever the Committee deems it appropriate to grant Options, a stock option agreement shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject.

   (b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant.

   (c) Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that, the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

      (i) No Incentive Stock Option may be exercised after the first to occur of (x) ten years from the Date of Grant, (y) three months following the date of the Participant's retirement or termination of employment with all Employers for reasons other than Disability or death, or (z) one year following the date of the Participant's termination of employment on account of Disability or death.

      (ii) An Incentive Stock Option by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the "Limitation Amount"). Incentive Stock Options granted under the Plan and all other plans of any Employer shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

   (d) If a Participant exercises an Option that has a Reload Feature by delivering already owned shares of Company Stock in payment of the exercise price, the Committee shall grant to the employee a Reload Option. The Committee shall grant the Reload Option in the same manner as set forth in paragraph 6(a). The Reload Option shall be subject to the following restrictions: (i) the exercise price of shares of Company Stock covered by a Reload Option shall be 100% of the Fair Market Value of such shares on the Date of Grant of the Reload Option; (ii) the Reload Option shall be subject to the same restrictions on exercisability imposed on the underlying Option (possessing the Reload Feature) delivered unless the Committee specifies different limitations; and (iii) the Reload Option shall expire on the same date as provided in the underlying Option.

   (e) The Committee may, in its discretion, grant Options that by their terms become fully exercisable upon a Change of Control, notwithstanding other conditions on exercisability in the stock option agreement.

 7. METHOD OF EXERCISE OF OPTIONS.

   (a) Options may be exercised by the Participant giving written notice of the exercise to the Employer, stating the number of shares the Participant has elected to purchase under the Option. The notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit or under rules adopted by the Committee, the Participant may (i) deliver Mature Shares (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, (ii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option, Applicable Withholding Taxes, or (iii) deliver an interest bearing promissory note, payable to the Company, in payment of all or part of the exercise price together with such collateral as may be required by the Committee at the time of exercise. The interest rate under any such promissory note shall be established by the Committee and shall be at least equal to the minimum interest rate required at the time to avoid imputed interest under the Code.

   (b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company's counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant's investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.

   (c) Each Participant shall agree, as a condition of the exercise of an Option, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued upon the exercise of an Option.

   (d) As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Option agreement or rules adopted by the Committee so provide, the Participant may elect to (i) deliver Mature Shares or (ii) have the Employer retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes.

 8. PERFORMANCE AWARDS.

   (a) Each Performance Award shall be evidenced by an agreement (an "Award Agreement") setting forth the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and such other terms and conditions as are applicable to the Performance Award. Each Performance Award shall be awarded and administered to comply with the requirements of Code section 162(m). The aggregate maximum cash amount payable under the Plan to any Participant in any Plan Year shall not exceed Two Million Dollars ($2,000,000). In the event of any conflict between a Award Agreement and the Plan, the terms of the Plan shall govern.

   (b) The Committee shall establish the Performance Goals for Performance Awards to Participants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Awards. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Award to Performance Award and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Goal during a Plan Year.

   (c) The Committee shall establish for each Performance Award the amount of cash or Company Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. Any Performance Award shall be made not later than 90 days after the start of the period for which the Performance Award relates and shall be made prior to the completion of 25% of such period. All determinations regarding the achievement of any Performance Goals will be made by the Committee. The Committee may not increase during a Plan Year the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments as provided in a Performance Award.

   (d) The actual payments to a Participant under a Performance Award will be calculated by applying the achievement of a Performance Criteria to the Performance Goal as established in the Award Agreement. All calculations of actual payments shall be made by the Committee and the Committee shall certify in writing the extent, if any, to which the Performance Goals have been met.

   (e) Performance Awards will be paid in cash, Company Stock or both, at such time or times as are provided in the Award Agreement. The Committee may provide in the Award Agreement that the Participant may make a prior election to defer the payment under a Performance Award subject to such terms and conditions as the Committee may determine.

   (f) Nothing contained in the Plan will be deemed in any way to limit or restrict any Employer or either Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

   (g) A Participant who receives a Performance Award payable in Company Stock shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Performance Award. The Company Stock may be issued without cash consideration.

   (h) A Participant's interest in a Performance Award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

   (i) Whenever payments under a Performance Award are to be made in cash, the Employer will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant shall agree as a condition of receiving a Performance Award payable in the form of Company Stock, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Award Agreement or rules adopted by the Committee so provide, the Participant may elect to (i) deliver Mature Shares or (ii) have the Employer retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes.

 9. RESTRICTED STOCK AWARDS.

   (a) The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, an award agreement shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. Restricted Stock may be awarded by the Committee in its discretion without cash consideration.

   (b) No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the Participant's award agreement have lapsed or been removed pursuant to paragraph (d) or (e) below.

   (c) Upon an award of Restricted Stock, the Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant's award agreement.

   (d) The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph
     (b) above shall lapse. The terms and conditions may include the achievement of a Performance Goal that shall be governed by the provisions of Section 8 to the extent that the award is intended to comply with the requirements of Code section 162(m). Such terms and conditions may also include, without limitation, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant or the occurrence of a Change of Control.

   (e) Notwithstanding the provisions of paragraph (b) above, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions, subject to the restrictions of Section 8 as to any Performance Goal if the award is intended to comply with the requirements of Code section 162(m).

   (f) Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the grant or rules adopted by the Committee so provide, the Participant may elect to (i) deliver Mature Shares or (ii) have the Employer retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes.

 10. PERFORMANCE STOCK AWARDS.

   (a) The Committee may make grants of Performance Stock to Participants. Whenever the Committee deems it appropriate to grant Performance Stock, an award agreement shall be given to the Participant stating the number of shares of Performance Stock granted and the terms and conditions to which the Performance Stock is subject.

   (b) Performance Stock may be issued pursuant to the Plan from time to time by the Committee when performance criteria established by the Committee have been achieved and certified by the Committee.

   (c) Whenever the Committee deems it appropriate, the Committee may establish a performance criteria for an award of Performance Stock and notify Participants of their receipt of an award of Performance Stock. More than one award of Performance Stock may be established by the Committee for a Participant and the awards may operate concurrently or for varied periods of time. Performance Stock will be issued only subject to the award and the Plan and consistent with meeting the goal or goals set by the Committee in the award. A Participant shall have no rights as a shareholder until the Committee has certified that the performance objectives of the Performance Stock award have been met and the Performance Stock is issued. Performance Stock may be issued without cash consideration.

   (d) A Participant's interest in a Performance Stock award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

   (e) The Committee may at any time, in its sole discretion, remove or revise any and all performance criteria for an award of Performance Stock.

   (f) Each Participant shall agree at the time of receiving an award of Performance Stock, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the grant or rules adopted by the Committee so provide, the Participant may elect to (i) deliver Mature Shares or (ii) have the Employer retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes.

     11. NONTRANSFERABILITY OF AWARDS. Incentive Awards, except Incentive Stock Options, shall be transferable to the extent specifically provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant.

     12. EFFECTIVE DATE OF THE PLAN. The effective date of the Plan is May 1, 1999. The Plan shall be submitted to the shareholders of the Company for approval. Until (i) the Plan has been approved by the Company's shareholders, and (ii) the requirements of any applicable Federal or State securities laws have been met, no Restricted Stock or Performance Stock shall be awarded that is not contingent on these events and no Option granted shall be exercisable.

 13. TERMINATION, MODIFICATION, CHANGE

   (a) If not sooner terminated by the Board, this Plan shall terminate at the close of business on April 30, 2009. No Incentive Awards shall be made under the Plan after its termination.

   (b) The Board may amend or terminate the Plan in such respects as it shall deem advisable; provided that, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 14), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding two sentences or Section 13(c), a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Incentive Award previously granted to him or her.

   (c) Notwithstanding the prior provisions of this Section 13, this section
     (c) will apply if the Company is involved in any prospective merger or similar transaction that the Company intends to treat as a "pooling of interest" for financial reporting purposes. In this case, the Committee may amend the terms of any Incentive Award or of the Plan to the extent that the Committee determines, based on advice of the Company's independent accountants, that such terms without amendment would preclude the use of "pooling of interest" accounting.

 14. CHANGE IN CAPITAL STRUCTURE.

   (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

   (b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

   (c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

     15. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award the Committee deem appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

   (a) The Committee shall have the power and complete discretion to determine
     (i) which eligible employees shall receive Incentive Awards and the nature of each Incentive Award, (ii) the terms and conditions of any Performance Award, (iii) the number of shares of Company Stock to be covered by each Incentive Award, (iv) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (v) the time or times when an Incentive Award shall be granted, (vi) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (vii) when Options may be exercised, (viii) whether a Disability exists, (ix) the manner in which payment will be made upon the exercise of Options, (x) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options is permitted, (xi) whether to authorize a Participant (A) to use Mature Shares to satisfy Applicable Withholding Taxes or (B) to have the Employer withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option the number of shares necessary to satisfy Applicable Withholding Taxes, (xii) the terms and conditions applicable to Restricted Stock awards, (xiii) the terms and conditions on which restrictions upon Restricted Stock shall lapse, (xiv) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock will lapse or be removed, (xv) the terms and conditions applicable to Performance Stock awards, (xvi) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xvii) any additional requirements relating to Incentive Awards that the Committee deems appropriate. The Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by the Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required as provided in Section 13(c) or if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

   (b) The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Employer, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

   (c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

     16. NOTICE. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to an Employer - at the principal business address of the Company to the attention of the Treasurer; (b) if to any Participant at the last address of the Participant known to the sender at the time the notice or other communication is sent.

     17. INTERPRETATION. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.

                                     [LOGO]

                            S & K FAMOUS BRANDS, INC.
                                      PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, revoking all previous proxies, hereby appoints Robert E. Knowles and W. David Hiner, and each of them with full power of substitution to each, proxies (and if the undersigned is a proxy, substitute proxies) and attorneys to represent the undersigned at the Annual Meeting of Shareholders of S & K Famous Brands, Inc., to be held at the Hyatt Richmond Hotel located at 6624 West Broad Street, Richmond, Virginia, at 10:00 a.m., E.D.T., on May 19, 1999, and at any and all adjournments thereof, and to vote as designated below, all of the Common Shares of S & K Famous Brands, Inc., par value $.50 per share, held of record by the undersigned on April 7, 1999, as fully as the undersigned could do if personally present.

1.    ELECTION OF DIRECTORS

      FOR ALL NOMINEES LISTED BELOW       WITHHOLD AUTHORITY
      (except as marked to the contrary)  (to  vote  for  all
                                          nominees listed below)

            [ ]                             [ ]

      (Instruction: To withhold authority to vote for any individual, strike a line through the nominee's name in the list provided below.)

      S. Siegel,  R. Burrus,  D. Colbert,  S. Herson,  A. Lewis, S. Markel,
                             T. Peery, M. Wishnack

2.    PROPOSAL TO APPROVE THE COMPANY'S 1999 STOCK INCENTIVE PLAN.
                    [ ]   FOR     [ ]   AGAINST     [ ]   ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF PricewaterhouseCoopers LLP as the independent accountants of the Company.
                    [ ]   FOR     [ ]   AGAINST     [ ]   ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

      Receipt of the Secretary's Notice of and the related Proxy Statement for the Annual Meeting of Shareholders to be held on May 19, 1999, is hereby acknowledged.

Please sign exactly as name appears below. When shares are held by two or more persons as joint tenants, any of such persons may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated _______________________________, 1999


---------------------------------------
        Shareholder's Signature


---------------------------------------
Shareholder's Signature if held jointly

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.